NaturalNano, Inc. S-8

Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of NaturalNano, Inc. of our report dated April 8, 2008, relating to our audit of the consolidated financial statements of NaturalNano, Inc. as of December 31, 2007 and for the year then ended, which appears in the Annual Report on Form 10-K of NaturalNano, Inc. for the year ended December 31, 2008.  Our report dated April 8, 2008, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/S/ McGladrey & Pullen, LLP
New York, New York
October 14, 2009